Exhibit 99

News Announcement	For Immediate Release

REX AMERICAN RESOURCES REPORTS FISCAL 2020
SECOND QUARTER RESULTS

Dayton, Ohio, (August 26, 2020) -- REX American Resources Corporation (NYSE: REX) (“REX” or “the Company”) today reported financial results for its fiscal 2020 second quarter (“Q2 ’20”) ended July 31, 2020. REX management will host a conference call and webcast today at 11:00 a.m. ET.

Conference Call:	212/231-2900

Webcast / Replay URL:	www.rexamerican.com/Corp/Page4.aspx

The webcast will be available for replay for 30 days.

REX American Resources’ Q2 ’20 results principally reflect its interests in six ethanol production facilities and its refined coal operation. The One Earth Energy, LLC (“One Earth”) and NuGen Energy, LLC (“NuGen”) ethanol production facilities are consolidated, as is the refined coal entity, while those of its four other ethanol plants are reported as equity in income of unconsolidated ethanol affiliates. The Company reports results for its two business segments as ethanol and by-products, and refined coal.

REX’s Q2 ’20 net sales and revenue were $39.3 million, compared with $105.9 million in Q2 ’19. The year-over-year net sales and revenue decline was primarily due to lower ethanol production levels as the Company temporarily idled its NuGen Energy and One Earth Energy plants, which led to a 56% decrease in ethanol gallons sold. The Q2 ’20 net sales and revenue also reflects an 11% decline in ethanol pricing on a year-over-year basis. Primarily reflecting these factors, Q2 ’20 gross profit for the Company’s ethanol and by-products segment declined to $0.6 million, compared with $6.2 million in Q2 ’19. As a result, the ethanol and by-products segment incurred a loss before income taxes of $3.3 million in Q2 ’20, compared to income of $3.1 million in Q2 ’19. The Company’s refined coal operation incurred a $1.9 million gross loss and a $2.1 million loss before income taxes in Q2 ’20, compared to a $2.2 million gross loss and a loss before income taxes of $2.0 million in Q2 ’19. REX reported a Q2 ’20 loss before income taxes and non-controlling interests of $6.1 million, compared with income before income taxes and non-controlling interests of $0.7 million in the comparable year ago period. While the refined coal operation negatively impacted gross profit and income before income taxes, it contributed a tax benefit of $2.9 million and $3.2 million for Q2 ’20 and Q2 ’19, respectively.

Net loss attributable to REX shareholders in Q2 ’20 was $1.7 million, compared to net income of $2.3 million in Q2 ’19. Q2 ’20 basic and diluted net loss per share attributable to REX common shareholders was $0.28, compared to net income per share of $0.36 in Q2 ’19. Per share results in Q2 ’20 and Q2 ’19 are based on 6,216,000 and 6,318,000 diluted weighted average shares outstanding, respectively.

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REX American Resources Q2 ’20 Results, 8/26/20	page 2

Segment Income Statement Data:

	Three Months Ended		Six Months Ended
($ in thousands)	July 31,		July 31,
	2020	2019	2020	2019
Net sales and revenue:
Ethanol & By-Products (1)	$39,242	$105,770	$122,477	$210,223
Refined coal (2) (3)	85	98	100	220
Total net sales and revenue	$39,327	$105,868	$122,577	$210,443

Gross (loss) profit:
Ethanol & By-Products (1)	$553	$6,169	$(7,670)	$12,284
Refined coal (2)	(1,884)	(2,165)	(2,991)	(4,634)
Total gross (loss) profit	$(1,331)	$4,004	$(10,661)	$7,650

(Loss) income before income taxes:
Ethanol & By-Products (1)	$(3,259)	$3,111	$(15,610)	$6,313
Refined coal (2)	(2,118)	(2,028)	(2,965)	(4,703)
Corporate and other	(702)	(352)	(1,247)	(712)
Total (loss) income before income taxes	$(6,079)	$731	$(19,822)	$898

Benefit (provision) for income taxes:
Ethanol & By-Products	$893	$(619)	$5,054	$(1,105)
Refined coal	2,919	3,155	3,878	7,101
Corporate and other	234	86	427	174
Total benefit for income taxes	$4,046	$2,622	$9,359	$6,170

Segment (loss) profit:
Ethanol & By-Products	$(2,178)	$1,305	$(9,611)	$3,014
Refined coal	898	1,216	1,048	2,602
Corporate and other	(468)	(265)	(820)	(539)
Net (loss) income attributable to REX common shareholders	$(1,748)	$2,256	$(9,383)	$5,077

(1)	Includes results attributable to non-controlling interests of approximately 25% for One Earth and approximately 1% for NuGen.
(2)	Includes results attributable to non-controlling interests of approximately 5%.
(3)	Refined coal sales are reported net of the cost of coal.

REX American Resources’ Chief Executive Officer, Zafar Rizvi, commented, “As we indicated at the time we reported the fiscal 2020 first quarter, the second quarter saw a continuation of the challenging operating environment due to the severe disruptions related to the COVID-19 pandemic and its impact on fuel demand and the economy at large. In order to preserve our financial liquidity and flexibility, we made the strategic decision to temporarily idle our two consolidated plants thus significantly reducing our ethanol output while mitigating operating losses.

“As we enter the second half of fiscal 2020, the operating environment has improved and we’ve re-opened the NuGen Energy and One Earth Energy plants based on the increase in ethanol demand. However, we expect ethanol crush spread margins and distillers grains pricing to remain volatile.”

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REX American Resources Q2 ’20 Results, 8/26/20	page 3

Balance Sheet

At July 31, 2020, REX had cash and cash equivalents and short-term investments of $185.4 million, $55.9 million of which was at the parent company, and $129.5 million of which was at its consolidated production facilities. This compares with cash, cash equivalents and short-term investments at January 31, 2020, of $205.7 million, $62.3 million of which was at the parent company, and $143.4 million of which was at its consolidated ethanol production facilities.

The following table summarizes select data related to REX’s

consolidated alternative energy interests:

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2020	2019	2020	2019
Average selling price per gallon of ethanol	$1.23	$1.38	$1.25	$1.32
Average selling price per ton of dried distillers grains	$135.54	$135.46	$143.24	$138.92
Average selling price per pound of non-food grade corn oil	$0.24	$0.25	$0.25	$0.25
Average selling price per ton of modified distillers grains	$31.87	$53.01	$49.32	$60.12
Average cost per bushel of grain	$3.63	$3.80	$3.86	$3.65
Average cost of natural gas (per mnbtu)	$2.92	$2.63	$3.60	$3.16

Supplemental data related to REX’s alternative energy interests:

REX American Resources Corporation Ethanol Ownership Interests/Effective Annual Gallons Shipped as of July 31, 2020 (gallons in millions)
Entity	Trailing Twelve Months Gallons Shipped	Current REX Ownership Interest	REX’s Current Effective Ownership of Trailing Twelve Month Gallons Shipped
One Earth Energy, LLC Gibson City, IL	115.7	75.3%	87.1
NuGen Energy, LLC Marion, SD	72.6	99.5%	72.2
Big River Resources West Burlington, LLC West Burlington, IA	103.8	10.3%	10.7
Big River Resources Galva, LLC Galva, IL	112.0	10.3%	11.5
Big River United Energy, LLC Dyersville, IA	117.9	5.7%	6.7
Big River Resources Boyceville, LLC Boyceville, WI	54.3	10.3%	5.6
Total	576.3	n/a	193.8

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REX American Resources Q2 ’20 Results, 8/26/20	page 4

Second Quarter Conference Call

REX will host a conference call at 11:00 a.m. ET today. Senior management will discuss the quarterly financial results and host a question and answer session. The dial in number for the audio conference call is 212/231-2900 (domestic and international callers).

Participants can also listen to a live webcast of the call on the Company’s website, www.rexamerican.com/Corp/Page4.aspx. A webcast replay will be available for 30 days following the live event at www.rexamerican.com/Corp/Page4.aspx.

About REX American Resources Corporation

REX American Resources has interests in six ethanol production facilities, which in aggregate shipped approximately 576 million gallons of ethanol over the twelve-month period ended July 31, 2020. REX’s effective ownership of the trailing twelve-month gallons shipped (for the twelve months ended April 30, 2020) by the ethanol production facilities in which it has ownership interests was approximately 194 million gallons. In addition, the Company acquired a refined coal operation in August 2017. Further information about REX is available at www.rexamerican.com.

This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the effect of pandemics such as COVID-19 on the Company’s business operations, including impacts on supplies, demand, personnel and other factors, the impact of legislative and regulatory changes, the price volatility and availability of corn, distillers grains, ethanol, non-food grade corn oil, gasoline and natural gas, ethanol and refined coal plants operating efficiently and according to forecasts and projections, changes in the international, national or regional economies, weather, results of income tax audits, changes in income tax laws or regulations, the impact of U.S. foreign trade policy, changes in foreign currency exchange rates and the effects of terrorism or acts of war. The Company does not intend to update publicly any forward-looking statements except as required by law.

Contact:
Douglas Bruggeman	Joseph Jaffoni, Norberto Aja
Chief Financial Officer	JCIR
(937) 276-3931	(212) 835-8500
rex@jcir.com

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REX American Resources Q2 ’20 Results, 8/26/20	page 5

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share amounts)

Unaudited

	Three Months Ended July 31,		Six Months Ended July 31,
	2020	2019	2020	2019
Net sales and revenue	$39,327	$105,868	$122,577	$210,443
Cost of sales	40,658	101,864	133,238	202,793
Gross (loss) profit	(1,331)	4,004	(10,661)	7,650
Selling, general and administrative expenses	(4,438)	(4,764)	(9,043)	(9,496)
Equity in (loss) income of unconsolidated ethanol affiliates	(507)	239	(984)	365
Interest and other income, net	197	1,252	866	2,379
(Loss) income before income taxes and non-controlling interests	(6,079)	731	(19,822)	898
Benefit for income taxes	4,046	2,622	9,359	6,170
Net (loss) income including non-controlling interests	(2,033)	3,353	(10,463)	7,068
Net loss (income) attributable to non-controlling interests	285	(1,097)	1,080	(1,991)
Net (loss) income attributable to REX common shareholders	$(1,748)	$2,256	($9,383)	$5,077

Weighted average shares outstanding – basic and diluted	6,216	6,318	6,261	6,317

Basic and diluted net (loss) income per share attributable to REX common shareholders	$(0.28)	$0.36	($1.50)	$0.80

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REX American Resources Q2 ’20 Results, 8/26/20	page 6

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

Unaudited

ASSETS	July 31, 2020	January 31, 2020
CURRENT ASSETS:
Cash and cash equivalents	$152,708	$179,658
Restricted cash	950	1,113
Short-term investments	32,656	26,073
Accounts receivable	9,744	12,969
Inventory	30,383	35,634
Refundable income taxes	10,620	6,029
Prepaid expenses and other	9,878	9,659
Total current assets	246,939	271,135
Property and equipment-net	158,513	163,327
Operating lease right-of-use assets	15,345	16,173
Deferred taxes	21,182	17,061
Other assets	884	342
Equity method investment	29,475	32,464
TOTAL ASSETS	$472,338	$500,502
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable – trade	$8,584	$18,900
Current operating lease liabilities	5,310	4,935
Accrued expenses and other current liabilities	7,295	7,764
Total current liabilities	21,189	31,599
LONG TERM LIABILITIES:
Deferred taxes	3,670	4,334
Long-term operating lease liabilities	9,600	10,688
Other long-term liabilities	140	275
Total long-term liabilities	13,410	15,297
COMMITMENTS AND CONTINGENCIES
EQUITY:
REX shareholders’ equity:
Common stock, 45,000 shares authorized, 29,853 shares issued at par	299	299
Paid in capital	149,044	148,789
Retained earnings	577,602	586,985
Treasury stock, 23,655 and 23,561 shares, respectively	(340,591)	(335,066)
Total REX shareholders’ equity	386,354	401,007
Non-controlling interests	51,385	52,599
Total equity	437,739	453,606
TOTAL LIABILITIES AND EQUITY	$472,338	$500,502

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REX American Resources Q2 ’20 Results, 8/26/20	page 7

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

Unaudited

	Six Months Ended July 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(10,463)	$7,068
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation	10,491	12,425
Amortization of operating lease right-of-use assets	2,691	2,992
Stock based compensation expense	80	248
Loss (income) from equity method investments	984	(365)
Dividends received from equity method investments	2,005	–
Interest income from investments	(179)	(25)
Deferred income tax	(4,784)	(6,294)
Gain on disposal of property and equipment	(22)	–
Changes in assets and liabilities:
Accounts receivable	3,225	3,696
Inventory	5,251	(3,594)
Refundable income taxes	(4,591)	12
Prepaid expenses and other assets	(481)	(153)
Accounts payable-trade	(10,301)	1,409
Other liabilities	(2,940)	(4,927)
Net cash (used in) provided by operating activities	(9,034)	12,492
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(5,692)	(1,449)
Purchases of short-term investments	(45,450)	–
Sales of short-term investments	39,046	15,000
Other	(259)	12
Net cash (used in) provided by investing activities	(12,355)	13,563
CASH FLOWS FROM FINANCING ACTIVITIES:
Treasury stock acquired	(5,590)	–
Payments to noncontrolling interests holders	(157)	(2,598)
Capital contributions from minority investor	23	185
Net cash used in financing activities	(5,724)	(2,413)
NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(27,113)	23,642
CASH, CASH EQUIVALENTS AND RESTRICTED CASH-Beginning of period	180,771	188,812
CASH, CASH EQUIVALENTS AND RESTRICTED CASH-End of period	$153,658	$212,454
Non cash financing activities – Stock awards issued	$240	$487
Non cash financing activities – Stock awards accrued	$–	$171
Non cash investing activities – Accrued capital expenditures	$22	$5
Initial operating lease right-of-use assets and liabilities recorded upon adoption of ASC 842	$–	$20,918
Operating lease right-of-use assets acquired and liabilities assumed upon lease execution	$1,863	$432

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